 Exhibit 10.1

RESEARCH AGREEMENT

THIS AGREEMENT effective this 16 day of Aug, 2017, by and between BioSolar Inc., (hereinafter referred to as “Sponsor”) and North Carolina Agricultural and Technical State University, a constituent member of the University of North Carolina system (hereinafter referred to as “University”); individually referred to as “Party” or collectively as “Parties”.

Witnesseth:

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements, and/or discoveries;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree to the following:

Article 1 - Definitions

As used herein, the following terms shall have the following meanings:

1.1	“Project” shall mean the research, testing and evaluation of the research program as described in the proposal entitled, “Prelithiated Si Alloy for High Energy and Power Anode Material” submitted on or about Aug 24, 2017, hereof, with Sung-Jin Cho to serve as the University Principal Investigator.

1.2	“Contract Period” is from September 12, 2017 through September 11, 2018

1.3	“Intellectual Property” shall mean, but is not limited to, any invention, copyright, provisional patent, patent, trademark, trade secret, software or the like which is either owned by one of the Parties or is developed in the course of executing this Project.

Article 2 - Research Work

2.1	University shall commence the performance of Project promptly after the effective date of this Agreement, and shall use reasonable efforts to perform such Project substantially in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding, Sponsor and University may at any time amend Project by mutual written agreement.

2.2	In the event that the Principal Investigator becomes unable to continue Project, and a mutually acceptable substitute is not available, University and/or Sponsor shall have the option to terminate said project.

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Article 3 - Reports and Conferences

3.1	A written final report summarizing the findings shall be submitted by University within Sixty (60) days of the conclusion of the Contract Period, or early termination of this Agreement.

3.2	During the contract period of this Agreement, representatives of University will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of Project to be performed hereunder.

Article 4 - Costs, Billings, and Other Support

4.1	It is agreed to and understood by the Parties hereto that, subject to Article 2, total costs to Sponsor hereunder shall not exceed the sum of $159,610.00. Monthly payments will be made by Sponsor upon receipt of University invoices for costs incurred.

4.2	University shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

4.3	Anything herein to the contrary notwithstanding, in the event of early termination of this Agreement by Sponsor pursuant to Article 9 hereof, Sponsor shall pay all costs accrued by University under this Agreement as of the date of termination, including non-cancelable obligations, which shall include all non-cancelable contracts and fellowships or postdoctoral associate appointments incurred prior to the effective date of termination but only to the extent that non-cancelable obligation directly relate to services under this Agreement. After termination, any obligation of Sponsor for fellowships or postdoctoral associates shall end no later than the end of University’s academic year following termination.

Article 5 - Publicity

5.1	Sponsor will not use the name of University, nor of any member of University’s Project staff, in any publicity, advertising, or news release without the prior written approval of the Vice Chancellor for Research and Economic Development of the University. University will not use the name of Sponsor, nor any employee of Sponsor, in any publicity without the prior written approval of Sponsor. However, nothing in this Article is intended to restrict either party from disclosing the existence of and nature of this Agreement (including the name of the other party) or from including the existence of and nature of this Agreement, in the routine reporting of its activities.

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Article 6 - Publications

6.1	Sponsor recognizes that under University policy, the results of University Project may be publishable and agrees that Researchers engaged in Project may be permitted to present at symposia, national, or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least thirty (30) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Sponsor shall have fifteen (15) days, after receipt of said copies, to object to such proposed presentation or proposed publication because there is patentable subject matter which needs protection or the proposed presentation or publication reveals Sponsor’s proprietary information. In the event that Sponsor makes such objection, said Researcher(s) shall refrain from making such publication or presentation for a maximum of six (6) months from date of receipt of such objection in order for University to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation or remove Sponsor’s confidential information from the publication or presentation.

Article 7 - Intellectual Property

7.1	All rights to inventions, improvements and/or discoveries, whether patentable or copyrightable or not, relating to Project made solely by employees of Sponsor shall belong to Sponsor. Such inventions, improvements, and/or discoveries shall not be subject to the terms and conditions of this Agreement.

7.2	All inventions, improvements and/or discoveries which are conceived and/or made solely by one or more employees of the University shall belong to University and shall be subject to the terms and conditions of this agreement.

7.3	Rights to inventions, improvements and/or discoveries, whether patentable or copyrightable, relating to project made jointly by employees of University and Sponsor shall belong jointly to the Parties. The University’s undivided rights shall be governed in accordance with Article 8.1 below.

7.4	The University will promptly notify Sponsor of any University Intellectual Property conceived and/or made during the Contract Period under Project.

7.5	All Confidential Information disclosed or received by the Parties as a part of the Project shall be subject to the Non-disclosure Agreement effective on August 16, 2016.

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Article 8 - Grant of Rights

8.1	For Intellectual Property derived solely from the University’s efforts, University hereby grants Sponsor a six-month option, commencing with the notice of invention, at Sponsor’s sole selection, for:

8.1.1   a non-exclusive, royalty-free, non-transferable, non-commercial research license for internal use; or

8.1.2   for consideration, a non-exclusive license without right to sublicense; or

8.1.3   a royalty-bearing, limited-term exclusive license (subject to third party rights, if any) including the right to sublicense, in the United States and/or any foreign country elected by the Sponsor (subject to 8.2 below) to make, have made, use, lease, sell, and import (in a designated field of use, where appropriate) products embodying or produced through the use of such invention, provided that the Sponsor agrees to reimburse N.C. A&T for the costs of patent prosecution and maintenance in the United States and any elected foreign country. This alternative is subject to N.C. A&T concurrence and the negotiation of commercially reasonable terms and conditions within three (3) months after selection of this alternative.

Such terms and conditions shall reflect the past and future contributions of the Parties to the project. In the event that the Sponsor has not elected any of the foregoing alternatives within six (6) months after notification that a patent application has been filed, the Sponsor shall be deemed to have elected a royalty-free internal research use license and to have forgone other alternatives.

Article 9 - Term and Termination

9.1	This Agreement shall become effective upon the date first hereinabove written and shall continue in effect for the full duration of the contract period unless sooner terminated in accordance with the provisions of Article 2.2 and/or this Article. The Parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the Parties reduce to writing and sign. Either party may terminate this agreement, without liability to the other, except for the responsibilities outlined in Article 4.3 above, upon thirty (30) days prior written notice to the other.

9.2	In the event that either party hereto shall commit any breach of default in any of the terms and conditions of this Agreement, and also shall fail to remedy such default or breach within thirty (30) days after receipt of written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

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9.3	Subject to Article 8, termination of this Agreement by either party for any reason shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination of this Agreement. No termination of this Agreement, however effectuated, shall affect the Sponsor’s rights and duties under Article 7 hereof, or release the Parties hereto from their rights and obligations under Articles 4, 5, 6, 7, 8, and 10.

Article 10 - Independent Contractor

10.1	In the performance of all service hereunder:

10.1.1   University shall be deemed to be and shall be an independent contractor and, as such, University shall not be entitled to any benefits applicable to employees of Sponsor.

10.1.2   either party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

Article 11 - Indemnity

11.1	Sponsor shall indemnify, defend and hold harmless the University, its employees, officers and agents from any and all liability, loss, damage and expenses (including attorney fees) they may suffer as a result of claims, demands, costs, or judgments which may be made or instituted against them or any of them by reason of personal injury (including death) to any person or damage to property arising out of or connected with the performance of the activities to be carried out under the statement of work provided. Any such liability, loss or damage resulting from negligence or willful malfeasance by the University, its employees, officers and agents is excluded from this agreement to indemnify, defend and hold harmless.

Article 12 - Insurance

12.1	University warrants and represents that University has adequate liability insurance, such protection being applicable to officers, employees, and agents while acting within the scope of their employment by University, and University has no liability insurance policy as such that can extend protection to any other person.

12.2	Each party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts or omissions of that party and the officers, employees, and agents thereof.

Article 13 - Assignment

13.1	This Agreement shall not be assigned by either party without the prior written consent of the Parties hereto.

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Article 14 - Agreement Modification

14.1	Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the Parties hereto.

Article 15 - Notices

15. 1	Notices, invoices, communications, and payments hereunder shall be deemed made if given by registered or certified envelope, postage prepaid, and addressed to the party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Sponsor:	Dr. David Lee
Chief Executive Officer
BioSolar, Inc.
27936 Lost Canyon Road, Suite 202
Santa Clarita, CA 91387
Telephone: (661)251-0001; (818)679-5883 cell
E-Mail: david@biosolar.com

If to University:	Financial Transactions		Contract Information

	Ms. Natalie Teagle		Dr. Mitzi Bond
	Telephone: (336) 285-3216		Telephone: (336) 285-3172
	E-Mail: ntteagle@ncat.edu		E-Mail: mbond@ncat.edu

If Technical Matter:	Technical
Sungjin Cho
Nanoengineering Department
North Carolina A&T State University
	Telephone:	(336) 285-2857
	E-Mail:	scho1@ncat.edu

15.2	The State Auditor and North Carolina A&T State University's internal auditors shall have access to persons and records as a result of all contracts or grants entered into by State agencies or political subdivisions in accordance with General Statute 147-64.7 and Session Law 2010-194, Section 21 (i.e., the State Auditors and internal auditors may audit the records of the contractor during the term of the contract to verify accounts and data affecting fees or performance).

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IN WITNESS WHEREOF, the Parties have caused this agreement to be executed as of the day and year first above written.

BIOSOLAR, INC.		NORTH CAROLINA A&T STATE UNIV.

/s/ David Lee		/s/ Barry L. Burks
By:	David Lee	By:	Barry L. Burks
Title:	Chief Executive Officer	Title:	Vice Chancellor for Research and Economic Development
Date:	August 16, 2017	Date:	September 11, 2017

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